Exhibit 10
[Integrys Energy Group, Inc. logo]

SEPARATION AGREEMENT

This Separation Agreement (referred to herein as “Agreement”) is made as of the 17th day of April between Integrys Energy Group, Inc. and Integrys Business Support, LLC (collectively referred to as the “Company”) and Joseph P. O’Leary (“O’Leary”).  O’Leary enters into this agreement on behalf of himself, and his heirs, successors, assigns, executors, and representatives of any kind, if any.

WHEREAS, O’Leary and the Company desire to memorialize all aspects of O’Leary’s separation from service with the Company which will be effective as of 11:59 p.m. on June 30, 2013 (referred to herein as the “Retirement Date”) and provide for certain separation benefits and severance arrangements,

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, O’Leary and the Company agree as follows:

1.           Separation from Service.  For purposes of all employee benefit plans, supplemental employment retirement plans, deferred compensation agreements, omnibus incentive compensation plans, restricted stock plans, stock option plans, director and officer indemnification, employee health insurance plans and all other wholly and partially vested employee benefit plans, (collectively referred to as “Benefit Plans”), O’Leary’s separation from service with the Company shall be deemed a voluntary retirement as of the Retirement Date, and O’Leary shall be entitled to all benefits and directors and officers insurance coverage available to a retired officer and employee (“D&O Insurance”), consistent with the terms of those plans, as customarily applied and construed by the Company.  O’Leary shall continue to be paid all salary and be entitled to receipt of all employee benefits due him from the date hereof through the Retirement Date.

2.           Separation Benefits.  Contingent upon (i) O’Leary’s timely execution and non-revocation of this Agreement; and (ii) O’Leary’s execution by July 1, 2013 of the Affirmation of Release set forth in Exhibit D hereto, the Company agrees to provide O’Leary with the benefits less applicable taxes (referred to as “Separation Benefits”), as set forth in Exhibits A and C attached hereto and incorporated herein by reference.  With the exception of the career transition services delineated on Exhibit C, these Separation Benefits shall not be paid until after the expiration of both of the Revocation Periods, as defined in Section 12 and Exhibit D of this Agreement.  Additionally, payment of the Separation Benefits is contingent upon O’Leary’s execution and non-revocation of the Affirmation of Release set forth in Exhibit D, covering his employment with the Company from the date hereof through June 30, 2013.  O’Leary acknowledges that substantial benefits are being provided herein which are over and above those to which he might otherwise be entitled pursuant to the Company’s severance plan or otherwise.

3.           Employee Releases All Claims.  In consideration for the benefits and payments described in this Agreement, O’Leary hereby releases and forever discharges the Company, its parent, subsidiaries, related and affiliated companies and entities, and its and their past and present employees, directors, officers, agents, shareholders, attorneys, executors, assigns and other representatives of any kind (referred to in this Agreement as "Released Parties") from any and all claims, demands, rights, liabilities and causes of action of any kind or nature, known or unknown, arising prior to or through the date of this Agreement, including, but not limited to, any claims, demands, rights, liabilities and causes of action arising or having arisen out of or in connection with O’Leary’s employment or termination of employment with the Company (“Claims”).  Released Claims include any claim or right to further compensation, benefits, damages, penalties, attorneys' fees, costs or expenses of any kind from the Company or any of the other Released Parties.  This release includes, but is not limited to, a release of any claims for wrongful termination, retaliation, tort, breach of contract, defamation, misrepresentation, violation of public policy or invasion of privacy and any laws or agreements that provide for punitive, exemplary or statutory damages.  This release specifically includes, but is not limited to, a release of any and all claims pursuant to: state and federal wage payment laws; state and local fair employment laws; workers compensation laws; state and federal family and/or medical leave laws; Title VII of the Civil Rights Act of 1964; the Rehabilitation Act of 1973; the Reconstruction Era Civil Rights Act, 42 U.S.C. §§ 1981-1988; the Civil Rights Act of 1991; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Worker Adjustment Retraining and Notification Act (“WARN”) and any state plant closing law, and any other federal, state or local laws or regulations of any kind, whether statutory or decisional.  The release in this Agreement covers all Claims arising through the date of this Agreement, including but not limited to any and all Claims arising from the termination of O’Leary’s employment, to which O’Leary has acknowledged and agreed as part of this Agreement.  Nothing in this Agreement shall be construed to compromise or release O’Leary’s accrued (vested or partially vested) rights to receive benefits under the Company’s Benefit Plans or  D&O Insurance.  Additionally, and notwithstanding any provision herein to the contrary, O’Leary expressly reserves, and the foregoing provisions shall not be deemed to release, rights emanating from or reserved under this Agreement.

4.           Non-Admission.  This Agreement shall not be construed as an acknowledgment or admission by the Company of any wrongdoing.  This Agreement and the benefits provided hereunder are entered into to facilitate the Company’s succession planning objectives and to provide a retirement package to O’Leary to compensate him appropriately for his voluntary cooperation with respect thereto.

5.           Attorneys Fees.  The parties acknowledge and agree that in the event of a dispute regarding any of the covenants and agreements made in this Agreement, the prevailing party in any action or proceeding shall be entitled to recover its costs, expenses and reasonable attorney’s fees incurred in the enforcement or defense thereof from the non-prevailing party.  This provision, however, shall not apply to any claim challenging the validity of this Agreement under the Older Workers Benefit Protection Act.

6.           Confidential Information.  O’Leary acknowledges that during his employment with the Company, including the period when he served as the Company’s Chief Financial Officer (“CFO”), O’Leary gained knowledge of confidential financial data, documentation and other information of the Company and its subsidiaries.  O’Leary became familiar with confidential information such as, but not limited to, discussions regarding possible transactions, financial information, marketing plans, business plans, strategic plans and initiatives, lists of clients, price data, cost data, rate data, stock data, securities information, trade secrets, and other data, reports, records, forecasts and interpretations of a proprietary and confidential nature, which the Company maintains for its continued success, and which are not available to the general public (such information is collectively referred to herein as "Confidential Information").  Confidential Information is the property of the Company and O’Leary agrees that the Company has a protectable interest in all such Confidential Information.  O’Leary further agrees that Confidential Information has value which is derived from its not being known by the general public.

a. O’Leary hereby re-affirms all of the confidentiality obligations contained in his existing Confidentiality Agreement, which was signed on June 4, 2001 (set forth in Exhibit B to this Agreement attached hereto and incorporated herein).

b. O’Leary agrees that during his employment and after his Retirement Date until January 1, 2015, O’Leary will (i) hold in trust, keep confidential, and not disclose, divulge, disseminate or otherwise communicate to any third party, in any manner whatsoever, any Confidential Information, except with written authorization from the Chief Executive Officer of the Company, (ii) refrain from using any Confidential Information for his own use or for any other purpose or for the benefit of any other party or entity, other than for the Company’s benefit or use; (iii) take all reasonable actions to assure proper precautions have been taken to prevent unauthorized access to, or disclosure, loss or destruction of, the Confidential Information; (iv) refrain from any other act or omission that would reduce the value of the Confidential Information to the Company; and (v) notify the Company in writing of any actual or potential misuse or misappropriation of any Confidential Information that may come to his attention.

c. Upon the Retirement Date, O’Leary agrees to return all tangible (including electronic) forms of Confidential Information, and O’Leary further agrees that he will not retain any tangible (including electronic) forms of Confidential Information.

d. O’Leary agrees not to make the Confidential Information available to any person or group for any purpose whatsoever, except as may be required by law, regulation or legal process, in which case O’Leary agrees to notify the Company immediately upon receipt of notice that disclosure may be legally required, which notice to the Company shall in any event be prior to such disclosure.

e. O’Leary acknowledges that remedies at law for any breach of Section 6 of this Agreement will be inadequate and that the Company or such other party (if applicable) shall be entitled to preliminary and permanent injunctive relief with respect to any such breach.  The parties further acknowledge, however, that the Company shall have the right to seek remedies at law as well as or in lieu of injunctive relief in the event of any such breach.

The foregoing restrictions with respect to the Confidential Information shall not apply to any information with respect to which it can be demonstrated that such information (i) is or has become generally available to the public other than as a result of a disclosure by O’Leary or his representatives, (ii) was available on a non-confidential basis prior to its disclosure by O’Leary or his representatives, or (iii) becomes available on a non-confidential basis from a source other than the Company or its representatives, which source was not itself bound by a confidentiality agreement.  The obligations in this Section 6 are in addition to the existing obligations O’Leary has under the Company’s Code of Conduct.

Notwithstanding any provision to the contrary in either the Confidentiality Agreement, the 2010 Omnibus Incentive Compensation Plan, this Agreement, the Benefit Plans plans in which O’Leary participated, or in any other agreement between the Company and O’Leary, all restrictions against competition or use of Confidential Information by O’Leary shall cease effective January 1, 2015.

7.           Company Property.  On or before the Retirement Date, O’Leary agrees to return to the Company and not otherwise retain or use any Company property, including but not limited to; business records, files, documents, plans, drawings, specifications, equipment such as smartphones or computers, software, hardware, tools, pictures, and videotapes, books, customer lists, prospect lists, price lists, blueprints, instruction sheets, catalogs, correspondence, codes, reports, technical information, and any and all documentation containing information related to the Company business, whether prepared by O’Leary or not.

8.           Confidentiality Regarding This Agreement. Subject to such disclosures as may be required of a public company pursuant to applicable SEC Rules and Regulations, O’Leary agrees that the terms of this Agreement and the discussions leading to its execution, are confidential and he will not disclose any information concerning them or concerning his termination from employment to anyone at any time, except to his spouse, if applicable, and attorney and tax/financial advisors (who shall be informed of these requirements and shall be bound by them) unless compelled to do so under the law.  O’Leary acknowledges that violation by his spouse, attorney(s), or tax/financial advisor(s) of this confidentiality provision is a violation of this Agreement, and O’Leary agrees to pay the Company’s attorney fees and costs incurred in getting a court order to stop any breach of this confidentiality provision and/or to seek recovery of its damages.  Notwithstanding the foregoing, the Parties recognize and agree that this Agreement and its terms may be subject to disclosure pursuant to Securities and Exchange Commission regulations.

9.           Non-Disparagement.  O’Leary agrees not to make any disparaging statements about the Company and/or the other Released Parties, and not to make other statements that depict the Company and/or the other Released Parties in a negative light.  The Company agrees that it will not make any Company-authorized or official statements that disparage O’Leary.

10.           Knowing and Voluntary.  O’Leary has carefully reviewed this Agreement and its contents are known and understood and he is signing freely and voluntarily intending to be bound by it.

11.           Twenty-One Days to Consider.  O’Leary has up to twenty-one (21) days to consider whether to sign this Agreement.  If O’Leary signs this Agreement at any time prior to the end of the twenty-one (21) day period, such early signing was due to his belief that he had ample time in which to consider and understand this Agreement.

12.           Revocation of this Agreement.  O’Leary may revoke this Agreement within seven (7) days after signing it.  Revocation should be made by delivering a written notice of revocation to:

                        William Laakso
Vice President, Human Resources and Corporate Communications
Integrys Energy Group, Inc.
700 North Adams Street
PO Box 19001
Green Bay, Wisconsin 54307-9001

To be effective, a written notice of revocation must be received at the above-listed address before the end of such seven-day period.  O’Leary understands that if this Agreement is revoked, he will not receive the Separation Benefits described in this Agreement and this entire Agreement will automatically become null and void.

13.           Consult Attorney.  The Company has advised O’Leary to consult with an attorney before signing this Agreement and O’Leary has so consulted with legal counsel.

14.           No Other Benefits.  The Severance Benefits provided for under this Agreement are in lieu of other separation benefits which might otherwise be afforded to O’Leary.  Further, O'Leary's Key Executive Employment and Severance Agreement (the Change in Control Agreement) terminates and is of no further effect upon signing this Agreement.

15.           Governing Law, Successors and Assigns.  This Agreement shall be governed and construed in accordance with the laws of the State of Illinois and shall be binding upon the parties hereto and their respective successors, affiliated entities, directors, officers, personal representatives, heirs and assigns.

16.           Entire Agreement.  This Agreement, including all Exhibits attached hereto and incorporated herein, constitutes the complete understanding between the parties concerning O’Leary’s separation of employment with the Company and the Separation Benefits which he shall receive, and supersedes all prior agreements, understandings and practices to the extent they are inconsistent with this Agreement.

This agreement waives legal claims against the Company and the other Released Parties.

O’Leary has read this document, understands it, and enters into it voluntarily.

                                          __________________________

Date

/s/ Joseph P. O'Leary	03396
Joseph P. O’Leary	Employee ID Number

Integrys Energy Group, Inc.

Integrys Business Support, LLC

By: Charles A. Schrock	April 17, 2013
Company Representative	Date

Its: Chairman, President & CEO

(Please Print Name) Charles A. Schrock

Chairman, President & CEO
Title

EXHIBIT A
TO
SEPARATION AGREEMENT

SEPARATION BENEFITS

Pursuant to the terms and provision of the Agreement and contingent upon O’Leary’s execution of Exhibit D to the Agreement, the Company shall provide O’Leary with the following Separation Benefits (less applicable taxes):

1.
Severance Pay.  The Company shall pay to O’Leary severance pay in the gross amount of One Million Two Hundred Sixty Nine Thousand Five Hundred Ninety Eight and no/100 ($1,269,598) Dollars (less applicable taxes) to be paid in a lump sum.  This benefit shall be in addition to all regular wages due O’Leary from the Company through the Retirement Date and shall be paid as soon as practicable following the Retirement Date but in no event later than thirty (30) days from the Retirement Date.  The amount of severance paid pursuant to this paragraph shall be in lieu of the amount as otherwise calculated under the Integrys Energy Group Severance Plan, and shall further be in lieu of any other separation benefits not specifically provided for under this Agreement.

2.
Health Insurance Coverage.    The Company will pay O’Leary a lump sum of $14,000 (less applicable taxes).  This amount is equal to the estimated cost of twelve (12) months COBRA premium of O’Leary’s current health, vision, and dental insurance coverage under COBRA provisions.  This coverage is for both O’Leary and O’Leary’s spouse.  O’Leary may choose to use some or all of this amount to pay for continued health, vision, and/or dental coverage under COBRA by electing to continue each plan’s coverage and paying the applicable COBRA premium.  The taxable lump sum payment helps O’Leary to pay for COBRA coverage if O’Leary desires to continue coverage, but the payment does not extend O’Leary’s 18-month COBRA period.  As required by law, O’Leary will receive separate notification regarding O’Leary’s right to elect continued benefits coverage under COBRA.  O’Leary has also met the eligibility requirement to participate in the Company’s retiree medical and retiree vision plans for administrative employees on the same terms and conditions as apply to other legacy WPS employees who retire on O’Leary’s Retirement Date (and O’Leary is not entitled to retiree medical or retiree vision coverage pursuant to any other terms or conditions).  The eligibility requirement is 10 years of service after age 45.  Dental coverage is no longer offered to retirees.  There is no separate retiree medical or retiree vision plan for officers.  O’Leary may elect to participate in the Integrys administrative retiree medical plan and retiree vision plan immediately, or O’Leary may exercise the one-time waiver provision.  Electing COBRA continuation is considered an exercise of this waiver provision.  If O’Leary chooses to enroll in retiree medical and/or retiree vision in the future, O’Leary will be offered the same coverage that will be available to administrative retirees at the time of O’Leary’s enrollment.

3.	Annual Incentive. The Company will provide O’Leary with Annual Incentive Pay as a retiree pursuant to the Integrys 2013 Executive Incentive Plan in which O’Leary is participating.

4.
Career Transition Services.  Effective with the execution of this Agreement and for a two-year period thereafter, the Company will provide O’Leary with the career transition services outlined in Exhibit C attached hereto and incorporated herein.  Continued participation in this program shall terminate upon the earlier of (i) O’Leary obtaining new employment; or (ii) O’Leary obtaining seats on two Boards of Directors which provide compensation therefore (excluding such Boards of the Company or its affiliates upon which O’Leary currently serves).

5.
Paid Time Off (PTO). Pursuant to any applicable federal and state wage and hour laws, O’Leary will be paid any prorated PTO accrued in 2013, but not yet used, through the Retirement Date.  The Company will also pay O’Leary for any hours of PTO carried over from the prior year, which have not been used.

6.
Equity Benefits.  The Company, to the full extent permitted under any Benefit Plan in which O’Leary was participating, will consider O’Leary to be a retiree for purposes of administering any equity awards made to O’Leary prior to his Retirement Date.

7.
References.  The Company was satisfied with the services rendered by O’Leary in his capacity as Chief Financial Officer of the Company and agrees, upon being contacted by prospective future employers, to provide satisfactory references to such prospective employers as to O’Leary’s performance of services while with the Company.

8.
Benefit Plans.  For purposes of all Benefit Plans to which O’Leary may be a participant at the time of his Retirement Date, O’Leary shall be treated as and deemed a retired officer of the Company, and be entitled to all benefits and vesting generally afforded to or received by a similarly-situated retired officer participating in those plans on O’Leary’s Retirement Date, consistent with any amendments or modifications to such Benefit Plans, if applicable.

For purposes of clarification and except as otherwise indicated, the Separation Benefits provided herein are separate and aside from, and not in lieu of, the deferred compensation, restricted and performance stock, stock options, bonuses, retirement and other benefits to which O’Leary is otherwise entitled pursuant to the terms and conditions of applicable Benefit Plans attributable to his service with the Company as calculated through the Retirement Date.

EXHIBIT B
TO
SEPARATION AGREEMENT

 [COPY OF June 4, 2001 Confidentiality Agreement]

                Retain in
                Employee's Personnel File
CONFIDENTIALITY AGREEMENT

I,                                                               Joseph P. O'Leary
                    (Name)
of                                               1810 Cliffside Ct., Naperville, IL  60565
                    (Address)
acknowledge that I am employed by the company under conditions which could provide access to confidential technical and business information belonging to the Company and which also could entail the generation of technology pertinent to the existing or contemplated business of the Company.  I recognize that it is my responsibility to maintain the confidence of all such confidential technical and business information and that the Company has certain rights with regard to Technology that I might make or conceive relating in any way to all or any part of the existing or contemplated business of the Company.

For the above reasons, and because I want to avoid any conflicts of interest with respect to my activities during, or after termination of, employment by the Company, and in consideration of my employment, compensation paid me by the Company, and other good and valuable consideration, I agree as follows:

1.
Except as required in the performance of my duties in my employment I shall not, without prior written consent of the appropriate organization senior officer or designee, disclose or use, either during or after my employment, any confidential technical or business information in any manner other than as expressly authorized by the Company.

2.
I shall promptly and fully disclose to the Company all Technology relating to my assignment with the company, provided that the Company within a reasonable time after a written request shall indicate in writing whether or not the Technology shall be deemed confidential, whether or not the Company plans to seek patent protection with respect to the Technology, and whether or not the Company is presently willing to waive rights to the Technology.

3.
That all Technology which I may make or conceive, alone or jointly with others, during the working hours, or during the period of my employment (including any periods of authorized leaves of absence) which relate to my assignment with the Company, shall be the exclusive property of the Company, provided that in the event a patent is obtained the company shall pay me an amount, not less than one hundred dollars but otherwise to be determined in the Company's sole discretion.

4.
I shall assign to the company or its nominee all rights to such Technology in the United States and all foreign countries, including rights or priorities under any international agreement to which the United States is a party.

5.	I shall not use insider or material non-public information to make securities' trades, or to give such information to others.

6.
I shall treat all competitive bid/price data as confidential, and shall not communicate it to any unauthorized vendor or individual before, during, or after processing such activity.  This includes any confidential information of the vendor that is identified as such by the vendor and which is subject to a nondisclosure agreement.

7.
Upon termination of my employment with the Company, I shall return to the company all records, books, customer lists, prospect lists, price lists, drawings, blueprints, instruction sheets, catalogs, correspondence, codes, reports, technical information, and other documents containing information relating to the Company's business and all Company supplies of every kind and character that may be in my possession, provided, upon approval of the appropriate organization senior officer or designee, I may obtain such records as the company agrees reasonably may be required to protect my interest in substantiating professional performance while in the employ of the Company.

8.
This AGREEMENT shall inure to the benefit of and be binding on and enforceable by the company, its successors, subsidiaries and assigns and shall be binding upon me, my heirs, assigns and legal representatives.

I understand that wherever the term "Company" is used herein, that term includes WPS Resources Corporation (WPSR), and any and all other business entities which are:  (i) owned in whole or in part by WPSR; or (ii) owns WPSR; or (iii) which is owned by a business entity which in turn owns WPSR.  The term "Technology" includes wherever it is used in this agreement, without being limited to, ideas, suggestions, technological developments, technical contributions, improvements, discoveries, inventions, methods, processes, systems, machines, devices, computer software and programs, and products.  "Confidential technical and business information" means, wherever this term appears in this agreement, all materials and information treated as confidential by the Company, such as, for example, materials so identified under Company identification procedures currently in effect; all portions of the "Strategic Plan" not specifically exempted; and all Company-developed program systems, including but not limited to the Integrated Facilities Model, Customer Information System and Power Plant Facilities System.

I represent that I have not entered, and will not enter, into any agreement or obligatlons which will prevent my full compliance with the terms of this agreement and that I do not claim any rights to any product or technology, other than that which is described in detail in the attachment to this agreement.

Dated: 6/4/01	/s/ Joseph P. O'Leary Employee
Witness to Employee's Signature /s/ Lisa Johnson /s/ Christine Wiesner

Revised 1/31/2000

EXHIBIT C
TO
SEPARATION AGREEMENT

The Company agrees that O’Leary shall receive Career Transition Services from the firm of Shields Meneley Partners at the Company’s sole cost and expense. A description of these services is attached hereto and incorporated herein by reference. The Company will make arrangements for O’Leary to commence receipt of these services as of April 17, 2013, provided that the continued right to receive such services shall be expressly contingent upon O’Leary’s timely execution of the Separation Agreement (“Agreement”), and subsequent non revocation thereof.  Services shall be provided in accordance with the terms and conditions set forth in Exhibit A, Paragraph 4.

[For the description of the career transition services referred to in Exhibit C, please refer to a separate pdf filed with this Form 8-K that contains a copy of the full separation agreement.]

[For the description of the career transition services referred to in Exhibit C, please refer to a separate pdf filed with this Form 8-K that contains a copy of the full separation agreement.]

[For the description of the career transition services referred to in Exhibit C, please refer to a separate pdf filed with this Form 8-K that contains a copy of the full separation agreement.]

[For the description of the career transition services referred to in Exhibit C, please refer to a separate pdf filed with this Form 8-K that contains a copy of the full separation agreement.]

EXHIBIT D
TO
SEPARATION AGREEMENT

AFFIRMATION OF RELEASE

On April 17th, 2013 (“First Signing”), O’Leary signed the Agreement, including a release of claims in favor of the Company, which waived and released all his potential Claims against the Company and Released Parties as set forth in the Agreement, arising through the date of the First Signing.  O’Leary further wishes to waive and release all claims arising after the date of the First Signing, up to and including June 30, 2013.   Accordingly, for good and valuable consideration, including the Separation Benefits, O’Leary further agrees as follows:

O’Leary hereby releases and forever discharges the Company, its parent, subsidiaries, related and affiliated companies and entities, and its and their past and present employees, directors, officers, agents, shareholders, attorneys, executors, assigns and other representatives of any kind (referred to in this Agreement as "Released Parties") from any and all claims, demands, rights, liabilities and causes of action of any kind or nature, known or unknown, arising prior to or through the date of this Agreement, including, but not limited to, any claims, demands, rights, liabilities and causes of action arising or having arisen out of or in connection with O’Leary’s employment or termination of employment with the Company (“Claims”).  Released Claims include any claim or right to further compensation, benefits, damages, penalties, attorneys' fees, costs or expenses of any kind from the Company or any of the other Released Parties.  This release includes, but is not limited to, a release of any claims for wrongful termination, retaliation, tort, breach of contract, defamation, misrepresentation, violation of public policy or invasion of privacy and any laws or agreements that provide for punitive, exemplary or statutory damages.  This release specifically includes, but is not limited to, a release of any and all claims pursuant to: state and federal wage payment laws; state and local fair employment laws; workers compensation laws; state and federal family and/or medical leave laws; Title VII of the Civil Rights Act of 1964; the Rehabilitation Act of 1973; the Reconstruction Era Civil Rights Act, 42 U.S.C. §§ 1981-1988; the Civil Rights Act of 1991; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Worker Adjustment Retraining and Notification Act (“WARN”) and any state plant closing law, and any other federal, state or local laws or regulations of any kind, whether statutory or decisional.  The release in this Agreement covers all Claims arising through the date of this Agreement, including but not limited to any and all Claims arising from the termination of O’Leary’s employment, to which O’Leary has acknowledged and agreed as part of this Agreement.  Nothing in this Agreement shall be construed to compromise or release O’Leary’s accrued (vested or partially vested) rights to receive benefits under the Company’s Benefit Plans or D&O Insurance.  Additionally, and notwithstanding any provision herein to the contrary, O’Leary expressly reserves, and the foregoing provisions shall not be deemed to release, rights emanating from or reserved under this Agreement.

O’Leary acknowledges and agrees that he received this Exhibit D more than 21 days prior to the July 1, 2013 date when he plans to sign it, and that that he and his attorney have had more than 21 days to consider the release contained in this Exhibit D.

O’Leary may revoke the promises he made in this Exhibit D within seven (7) days after signing it.  Revocation should be made by delivering a written notice of revocation to:

William Laakso
Vice President, Human Resources and Corporate Communications
Integrys Energy Group, Inc.
700 North Adams Street
PO Box 19001
Green Bay, Wisconsin 54307-9001

To be effective, a written notice of revocation must be received at the above-listed address before the end of such seven-day period.  O’Leary understands that if this Affirmation of Release in Exhibit D is revoked, he will not receive the Separation Benefits which are contingent upon its execution.

The Company hereby advises O’Leary to consult with his attorney regarding the terms of this Exhibit D before he signs it, and O’Leary hereby agrees and acknowledges that he did consult with his attorney.

Employee:

By: ______________________________	_______________
Joseph P. O’Leary	Date

03396
Employee ID Number